
   Schedule of Year-To-Date Principal and Interest Distributions
                           to
                  Certificateholders

                                                                    Ending
Class            Interest             Principal    Losses           Balance
A                8475010.07      58542418.77                0       150985581.23
B1                  96423.1                0                0            2165000
B2                 72328.46                0                0            1624000
B3                  48189.3                0                0            1082000
B4                 43379.27                0                0             974000
B5                 28904.64                0                0             649000
B6                 24264.27                0                0          544808.48
R                      0.02                0                0                  0

